Exhibit 99.1

  UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS DECLARES QUARTERLY CASH DIVIDEND

AND REPORTS FOURTH QUARTER AND FULL-YEAR 2013 RESULTS

Dallas, Texas, January 29, 2014 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2013 results:  Revenues in the fourth quarter 2013 decreased to $30.1 million from $31.9 million in the fourth quarter 2012, a decrease of $1.8 million, or 5.6%.  Revenues from the Company’s lime and limestone operations in the fourth quarter 2013 decreased $1.5 million, or 5.1%, to $28.7 million from $30.2 million in the comparable 2012 quarter, while revenues from its natural gas interests decreased $0.2 million, or 13.6%, to $1.4 million from $1.7 million in the comparable prior year quarter.  For full-year 2013, revenues decreased to $133.8 million from $138.5 million in 2012, a decrease of $4.8 million, or 3.4%.  Revenues from the Company’s lime and limestone operations for full-year 2013 decreased $3.4 million, or 2.6%, to $128.0 million from $131.4 million in 2012, while revenues from its natural gas interests decreased $1.4 million, or 19.1%, to $5.8 million from $7.1 million in the prior year.

The decrease in lime and limestone revenues in the fourth quarter 2013 as compared to the fourth quarter 2012 resulted primarily from decreased sales volumes of the Company’s lime and limestone products as a result of decreased demand from its construction customers due to inclement weather conditions in the 2013 quarter compared to favorable weather conditions in the comparable 2012 quarter. The decrease in lime and limestone revenues in full-year 2013, compared to 2012, resulted primarily from decreased demand, principally  from the Company’s steel customers, partially offset by increased sales volumes to the Company’s construction and environmental customers and a slight increase in prices realized for the Company’s lime and limestone products in 2013, compared to 2012.

Production volumes from the Company’s natural gas interests for the fourth quarter 2013 totaled 233 thousand MCF, sold at an average price of $6.20 per MCF, compared to 284 thousand MCF, sold at an average price of $5.89 per MCF, in the comparable 2012 quarter.  Production volumes for full-year 2013 from natural gas interests totaled 983 thousand MCF, sold at an average price of $5.86 per MCF, compared to 2012 when 1.2 BCF was produced and sold at an average price of $5.74 per MCF.  The Company’s average prices per MCF exceeds average natural gas prices because the Company’s natural gas contains liquids.  The Company’s average prices per MCF in the 2013 periods were higher than its prices in the prior year’s comparable periods due to the increases in natural gas prices, partially offset by lower prices for natural gas liquids.

The Company’s gross profit was $6.4 million in the fourth quarter 2013, compared to $8.1 million in the comparable 2012 quarter, a decrease of $1.7 million, or 20.8%. For full-year 2013, gross profit was $30.8 million, a decrease of $2.6 million, or 7.9%, from $33.4 million in 2012.

Included in gross profit for the fourth quarter and full-year 2013 were $5.5 million and $27.9 million, respectively, from the Company’s lime and limestone operations, compared to $7.3 million and $29.5 million, respectively, in the comparable 2012 periods.  The decreased gross profit for the Company’s lime and limestone operations in the 2013 periods resulted primarily from the decreased sales volumes and revenues discussed above and increased costs of revenues due to production inefficiencies, resulting from the inclement weather conditions.

Gross profit from the Company’s natural gas interests increased to $1.0 million for the fourth quarter, from $0.9 million, in the comparable 2012 quarter, primarily due to a reduction in depletion expense in the fourth quarter 2013 because of an increase in the Company’s natural gas reserves as of December 31, 2013 resulting from the increase in the average natural gas price for 2013, compared to the average natural gas price for 2012.  This was partially offset by the decrease in revenues in the 2013 quarter discussed above.  The decrease in gross profit for the full-year 2013 from the Company’s natural gas interests resulted from the decrease in revenues discussed above.  No new wells were drilled in 2013 or are currently being drilled.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

The Company reported net income of $2.6 million ($0.47 per share diluted) in the fourth quarter 2013, compared to net income of $3.8 million ($0.68 per share diluted) in the fourth quarter 2012, a decrease of $1.2 million, or 30.7%.  For full-year 2013, the Company’s net income decreased by $1.6 million, or 9.9%, to $14.8 million ($2.66 per share diluted), from $16.4 million ($2.87 per share diluted) in 2012.

The Company also announced today that the Board of Directors has declared a quarterly cash dividend of $0.125 (12.5 cents) per share on the Corporation’s common stock. This dividend, which represents a cash dividend of $0.50 (50 cents) per share on an annualized basis, is payable March 20, 2014, to shareholders of record at the close of business on February 28, 2014.

“Inclement weather in the fourth quarter 2013 resulted in a significant decline in construction demand for our lime and limestone products,” said Timothy W. Byrne, President and Chief Executive Officer. “However, we believe this demand was merely postponed until 2014 as our customers’ projects are still underway.”  Mr. Byrne added, “We are pleased that we continue to generate significant cash flows from our operations and that our balance sheet remains strong, enabling us to pay quarterly dividend distributions to our shareholders.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and parking lot contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
INCOME STATEMENTS

Revenues
Lime and limestone operations	$28,666	$30,212	$128,003	$131,404
Natural gas interests	1,443	1,671	5,762	7,121
Total	$30,109	$31,883	$133,765	$138,525

Gross profit
Lime and limestone operations	$5,474	$7,252	$27,913	$29,499
Natural gas interests	961	871	2,887	3,939
Total	$6,435	$8,123	$30,800	$33,438
Operating profit	$3,951	$5,614	$21,651	$24,245
Interest expense	447	506	1,852	2,163
Other (income) expense, net	(19)	48	(34)	(19)
Income tax expense	894	1,268	5,033	5,678
Net income	$2,629	$3,792	$14,800	$16,423
Income per share of common stock:
Basic	$0.47	$0.68	$2.66	$2.88
Diluted	$0.47	$0.68	$2.66	$2.87
Weighted-average shares outstanding:
Basic	5,565	5,550	5,561	5,705
Diluted	5,575	5,558	5,571	5,716

	December 31,	December 31,
	2013	2012
BALANCE SHEETS
Assets:
Current assets	$78,844	$59,959
Property, plant and equipment, net	108,487	114,042
Other assets, net	195	245
Total assets	$187,526	$174,246
Liabilities and Stockholders’ Equity:
Current liabilities	$14,348	$13,340
Debt, excluding current installments	16,667	21,667
Deferred tax liabilities, net	17,799	15,654
Other liabilities	1,907	3,230
Stockholders’ equity	136,805	120,355
Total liabilities and stockholders’ equity	$187,526	$174,246

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